EXHIBIT 16




TO:     Gene Johnston
FR:     Mike Bongiovanni


I reviewed the 8-K, did not make any changes thereto and am in agreement therewith.


Sincerely,


/s/ Michael Bongiovanni
Michael Bongiovanni, CPA